EXHIBIT 2.1

        STOCK ACQUISITION AGREEMENT

        BY AND AMONG

        SCIENTIFIC TECHNOLOGIES INCORPORATED,
        LUNDAHL INSTRUMENTS, INC.

        AND

        MARK LUNDAHL

        Dated as of March 31, 1999

EXECUTION COPY

        TABLE OF CONTENTS
                                                              Page

ARTICLE I  THE PURCHASE AND SALE                                1
1.1     The Purchase and Sale                                   1
1.2     The Closing                                             1
1.3     Purchase Price and Payment                              2
1.4     Purchase Price Adjustment                               2
1.5     Escrow  3
1.6     Deliveries by Shareholder and the Company               4
1.7     Deliveries by Buyer                                     4

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF THE COMPANY       4
2.1     Organization of the Company                             4
2.2     Company Capital Structure                               5
2.3     Subsidiaries                                            5
2.4     Authority                                               5
2.5     Company Financial Statements                            5
2.6     No Undisclosed Liabilities                              6
2.7     No Changes                                              6
2.8     Tax Matters                                             7
2.9     Restrictions on Business Activities                     8
2.10    Title of Properties; Absence of Liens and Encumbrances;
Condition of Equipment                                          9
2.11    Intellectual Property                                   9
2.12    Agreements, Contracts and Commitments                  10
2.13    Interested Party Transactions                          12
2.14    Governmental Authorization                             12
2.15    Litigation                                             12
2.16    Accounts Receivable                                    12
2.17    Minute Books                                           12
2.18    Environmental Matters                                  13
2.19    Brokers' and Finders' Fees; Third Party Expenses       13
2.20    Employee Benefit Plans                                 14
2.21    Insurance                                              16
2.22    Year 2000.                                             16
2.23    Compliance with Laws                                   17
2.24    Complete Copies of Materials                           17
2.25    Representations Complete                               17

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER           17
3.1     Organization, Standing and Power                       17
3.2     Authority                                              17
3.3     Litigation                                             18

ARTICLE IV  CONDUCT PRIOR TO THE CLOSING                       18
4.1     Conduct of Business of the Company                     18
4.2     No Solicitation                                        19
4.3     No Encumbrance                                         20

ARTICLE V  ADDITIONAL AGREEMENTS                               20
5.1     Access to Information                                  20
5.2     Confidentiality                                        20
5.3     Expenses                                               20
5.4     Public Disclosure                                      21
5.5     Consents                                               21
5.6     Tax Matters                                            21
5.7     Best Efforts                                           21
5.8     Notification of Certain Matters                        22
5.9     Additional Documents and Further Assurances            22

ARTICLE VI  CONDITIONS TO THE ACQUISITION                      22
6.1     Conditions to Obligations of Each Party to Effect the
Acquisition.                                                   22
6.2     Additional Conditions to Obligations of Company.       23
6.3     Additional Conditions to the Obligations of Buyer      23

ARTICLE VII  SURVIVAL; INDEMNIFICATION; ESCROW                 25
7.1     Survival; Limitations on Indemnification.              25
7.2     Indemnification Procedures                             26
7.3     Escrow Arrangements                                    27

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER                30
8.1     Termination                                            30
8.2     Effect of Termination                                  31
8.3     Amendment                                              31
8.4     Extension; Waiver                                      31

ARTICLE IX  GENERAL PROVISIONS                                 31
9.1     Notices                                                31
9.2     Interpretation                                         32
9.3     Counterparts                                           32
9.4     Entire Agreement; Assignment                           32
9.5     Severability                                           33
9.6     Other Remedies                                         33
9.7     Governing Law                                          33
9.8     Rules of Construction                                  33


        INDEX OF EXHIBITS


Exhibit Description

Exhibit A       Consulting and Non-Competition Agreement

Exhibit B       Schedule of Employees to Receive Retention Bonuses

Exhibit C       Schedule of Employees to enter into Employment
Agreements

Exhibit D       Form of Employment Agreement

Exhibit E       Form of Legal Opinion to be rendered by Olson & Hoggan,
P.C.

Exhibit F       Form of Proprietary Information Agreement

Exhibit G       Schedule of Indemnifiable Losses

        INDEX OF SCHEDULES


Company Schedule        Description

2.3     Subsidiaries
2.4     Authority
2.5     Company Financial Statements
2.6     No Undisclosed Liabilities
2.7     No Changes
2.8     Tax Matters
2.9     Restrictions on Business Activities
2.10    Titles of Properties; Absence of Liens and
        Encumbrances; Condition of Equipment
2.11    Intellectual Property
2.12    Agreements, Contracts and Commitments
2.14    Government Authorization
2.15    Litigation
2.16    Accounts Receivable
2.18    Environmental Matters
2.19    Brokers' and Finders' Fees; Third Party Expenses
2.20    Employee Benefit Plans
2.21    Insurance
2.22    Year 2000
4.1     Conduct of Business of the Company
5.1     Access to Information
5.6     Tax Matters







EXECUTION COPY

        STOCK ACQUISITION AGREEMENT

This STOCK ACQUISITION AGREEMENT (this "Agreement") is made and entered into as of March 31, 1999 by and among Scientific Technologies Incorporated, an Oregon corporation ("Buyer"), Lundahl Instruments, Inc., a Utah corporation (the "Company") and Mark Lundahl, the sole shareholder of the Company ("Shareholder").

        RECITALS

A. The Boards of Directors of each of the Company and Buyer believe it is in the best interests of each company and their respective shareholders that Buyer acquire all of the outstanding capital stock of the Company (the "Acquisition").

B. Shareholder is the owner of and has good and valid title to all shares of capital stock of the Company, free and clear of any legal or equitable encumbrances.

C. Subject to the terms and conditions of this Agreement, Buyer will purchase and Shareholder will sell all of the capital stock of the Company in consideration for a check or wire transfer of United States dollars, as set forth in Article I hereof.

D. A portion of the cash otherwise payable by Buyer in connection with the purchase and sale of the capital stock of the Company will be placed in escrow by Buyer, the release of which amount will be contingent upon certain events and conditions, all as more fully set forth in
Article VII, Section 7.3 hereof.

E. The Company, Shareholder and Buyer desire to make certain representations and warranties and enter into other agreements in connection with the Acquisition.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

        ARTICLE I

        THE PURCHASE AND SALE

I.1     The Purchase and Sale.  At the Closing (as defined in
Section 1.2 below) and subject to and upon the terms and conditions of this Agreement, Shareholder agrees to sell and deliver to Buyer, and Buyer agrees to purchase from Shareholder, all of the outstanding shares of the Company's capital stock (the "Shares") free and clear of all liens, claims and encumbrances.

I.2 The Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Acquisition (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Olson & Hoggan, P.C., 88 West Center, Logan, Utah, unless another place or time is mutually agreed to in writing by Buyer and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date".


I.3 Purchase Price and Payment. The aggregate purchase price to be paid by Buyer to Shareholder for the Shares) will be, subject to adjustment as set forth in Section 1.4 below, two million six hundred thirty one thousand two hundred seventeen dollars and fifty six cents ($2,631,217.56), which number represents two million six hundred thirty-seven thousand dollars ($2,637,000) (the "Aggregate Maximum Consideration") less any and all payment obligations of the Company (including all principal and interest payments) arising under, relating to or otherwise in connection with (x) that certain Promissory Note dated June 30, 1995 in the aggregate principal amount of $425,000, together with interest accruing at the rate of 7.0% per annum, payable by the Company to Ezra C. Lundahl, Inc. (the "ECL Note"), (y) any bank debt currently outstanding and payable by the Company (the "Bank Debt") and (z) under the ECL Consulting Agreement (defined in Section 6.3(l) below) (the Aggregate Maximum Consideration, less any payment obligations of the Company under the ECL Note, the Bank Debt and the ECL Consulting Agreement, shall be hereinafter referred to as the "Purchase Price").

I.4 Purchase Price Adjustment. The Purchase Price will be subject to adjustment as follows:

(a)     Closing Balance Sheet.  Within 30 days following the
Closing, Shareholder will prepare (or cause to be prepared) and deliver to Buyer a balance sheet (the "Closing Balance Sheet") of the Company as of the Closing Date audited or reviewed (at the sole discretion of Buyer) by an independent auditing firm selected and paid for by Buyer. The Closing Balance Sheet will be prepared in accordance with United States generally accepted accounting principles ("GAAP") as in effect as of the Closing Date consistent with the basis of accounting and classification procedures, judgments and estimation methodologies employed by Shareholder in preparation of the December 31 Balance Sheet (defined in Section 1.4(c)(i) below).

(b)     Buyer's Review of the Closing Balance Sheet. Buyer and
Buyer's accountants will have 30 days (the "Buyer Review Period") from Buyer's receipt of the Closing Balance Sheet to review the Closing Balance Sheet and during such period Shareholder and its accountants will cooperate with Buyer and Buyer's accountants and answer Buyer and Buyer's accountants' questions and provide such additional schedules and materials as Buyer and Buyer's accountants may reasonably request in order for Buyer and Buyer's accountants to have a meaningful review of the Closing Balance Sheet.

(c) Adjustment of Purchase Price. Subject to the provisions of Section 1.4(d), the Purchase Price will be adjusted as follows:

        (i)     For purposes of this Agreement, the term "Closing
Net Book Value" will mean the amount obtained by subtracting (x) the total liabilities from (y) the total assets, in each case as set forth on the Closing Balance Sheet delivered by Shareholder, or, if any items on such balance sheet are disputed by Buyer, the Closing Balance Sheet mutually agreed upon by Buyer and Shareholder after resolution of their disputes, or, if no resolution is had, the Closing Balance Sheet reflecting the determination of the Accountants (as defined in Section 1.4(d)(ii) below); and the term "December 31 Net Book Value" will mean the amount obtained by subtracting (x) the total liabilities from (y) the total assets, in each case as set forth on the reviewed, unaudited balance sheet of the Company as of December 31, 1998 previously delivered to Buyer by the Company (the "December 31 Balance Sheet").

        (ii) If the December 31 Net Book Value shall exceed the Closing Net Book Value, Shareholder will pay to Buyer within three business days after the date on which the Closing Net Book Value is finally determined pursuant to Section 1.4(d) hereof, an amount (the "Adjustment") equal to such excess plus interest thereon at the rate of 8.00% per annum, compounded annually from the Closing Date to the date of payment. The payment by Shareholder to Buyer of the Adjustment pursuant to this Section 1.4(c)(ii) will be made by wire transfer of immediately available funds to an account of Buyer at a bank specified by Buyer.

        (iii) If the Closing Net Book Value shall exceed the sum of the December 31 Net Book Value, Buyer will pay to Shareholder, within three business days after the date on which the Closing Net Book Value is finally determined pursuant to Section 1.4(d) hereof, an amount equal to such excess plus interest thereon at the rate of 8.00% per annum, compounded annually from the Closing Date to the date of payment. The payment by Buyer to Shareholder of the Adjustment pursuant to this
Section 1.4(c)(iii) will be made by wire transfer of immediately available funds to an account of Shareholder at a bank specified by Shareholder.

(d)     Disputes.

        (i) Subject to Section 1.4(d)(ii), the Closing Balance Sheet delivered by Shareholder to Buyer will be final, binding and conclusive on the parties hereto.

        (ii) Buyer may dispute any amounts reflected or not reflected on the Closing Balance Sheet to the extent the net effect of all such disputed amounts in the aggregate would (x) affect the amount to be paid by Shareholder pursuant to Section 1.4(c)(ii) or the amount to be paid by Buyer pursuant to Section 1.4(c)(iii) and (y) amount to greater than 5% of the Closing Net Book Value reflected on the Closing Balance Sheet originally submitted to Buyer by Shareholder pursuant to
Section 1.4(a) hereof, provided, that, Buyer will notify Shareholder in writing of each disputed item, and will specify the amount thereof in dispute, not later than the expiration of the Buyer Review Period. If Buyer and Shareholder are able to resolve all the disputed items, then the Closing Balance Sheet agreed upon by Buyer and Shareholder will be final, binding and conclusive on the parties hereto. If Buyer and Shareholder are unable to resolve some or all of such disputed items and are therefore unable to agree as to the Closing Balance Sheet and the resultant Closing Net Book Value within 20 days following the expiration of the Shareholder Review Period, Buyer and Shareholder will submit within five days the items remaining in dispute for resolution to a nationally recognized accounting firm (the member of which who will be primarily responsible for resolving such disputes will have had substantial auditing experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) selected by mutual agreement of Buyer and Shareholder (or failing such agreement between Buyer and Shareholder, as selected by mutual agreement of Buyer's independent accountants and Shareholder's independent accountants, or failing such agreement between Buyer's independent accountants and Shareholder's independent accountants, as appointed by the American Arbitration Association) (the "Accountants"), which will, within 30 days after submission, determine, based solely on presentations by Buyer and Shareholder (and their respective accountants) and not by independent review, and render a written report to the parties upon, such remaining disputed items and the resultant calculation of the Closing Balance Sheet and the Closing Net Book Value in accordance with the provisions hereof, and such report and the resultant Closing Balance Sheet will be final, binding and conclusive on the parties hereto. Any arbitration pursuant to this Section 1.4(d) shall be held in Salt Lake City (located in the State of Utah). In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants (and of the American Arbitration Association, if any) (a) will be borne by Buyer if the Closing Net Book Value finally determined pursuant to this
Section 1.4(d)(ii) shall be greater than 100% of the Closing Net Book Value reflected on the Closing Balance Sheet originally submitted to Buyer by Shareholder pursuant to Section 1.4(a) hereof, or (b) will be borne by Shareholder if the Closing Net Book Value finally determined pursuant to this Section 1.4(d)(ii) shall be equal to or less than 100% of the Closing Net Book Value reflected on the Closing Balance Sheet originally submitted to Buyer by Shareholder pursuant to Section 1.4(a) hereof.

I.5 Escrow. Promptly following the Closing, Buyer shall deposit an aggregate cash amount of two hundred fifty thousand dollars ($250,000) (the "Escrow Amount") into an escrow account in accordance with the provisions of Article VII below.

I.6 Deliveries by Shareholder and the Company. At the Closing, Shareholder shall deliver, or cause to be delivered share certificate or certificates representing the Shares owned by Shareholder, duly endorsed for transfer to Buyer. The Company shall deliver the following:

(a) a copy of the Company's Articles of Incorporation, as amended through the date hereof, certified by the Secretary of State of the State of Utah;

(b) a certificate of the Secretary of State of the State of Utah to the effect that the Company is legally existing and in good standing under the laws of such state;

(c) a certificate of the appropriate governmental authorities of the State of Utah to the effect that the Company has filed all tax returns required to be filed and has no outstanding tax liability (so-called "tax good standing" certificates);

(d) to the extent not maintained at the Company's principal executive office, the Company's minute books, stock books and corporate seal; and

(e) a certificate of the Secretary of the Company certifying as to the Company's Articles of Incorporation and Bylaws that the minutes of the Board of Directors of the Company relating to the transactions contemplated hereby are true, correct and complete and that such minutes have not been rescinded, superseded or otherwise modified since the date thereof.

I.7 Deliveries by Buyer. At the Closing, Buyer shall deliver the following:

(a) the payment required by Section 1.3 hereof, by wire transfer to such accounts as Shareholder shall indicate to Buyer at least two (2) business days prior to the Closing; and

(b) a certificate of the Secretary of Buyer certifying as to Buyer's Articles of Incorporation, Bylaws and resolutions of the Board of Directors of Buyer relating to the transactions contemplated hereby and attesting to the incumbency and signatures of the appropriate officers of Buyer.

ARTICLE II

        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Company and Shareholder jointly and severally represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the disclosure letter supplied by the Company and Shareholder to Buyer (the "Company Schedules") and dated as of the date hereof, as follows:

II.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah, but is not qualified to do business as a foreign corporation in any other jurisdiction. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company has delivered a true and correct copy of its Articles of Incorporation and Bylaws, each as amended to date, to Buyer.


II.2 Company Capital Structure. The authorized capital stock of the Company consists of 50,000 shares, all of which are designated as Common Stock, 5 shares of which are issued and outstanding (the outstanding Common Stock is hereinafter referred to as the "Company Capital Stock"). All of the Company Capital Stock is held by Shareholder.
 All outstanding shares of the Company's Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound.

II.3 Subsidiaries. Except as set forth on Schedule 2.3, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

II.4 Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.
 The Company's Board of Directors has unanimously approved the Acquisition, this Agreement and the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. Except as set forth on Schedule 2.4, the execution and delivery of this Agreement by the Company does not, and, as of the Closing, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Articles of Incorporation or Bylaws of the Company or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or Commission

("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and (ii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

II.5 Company Financial Statements. Schedule 2.5 sets forth the December 31 Balance Sheet and the related reviewed, unaudited statements of income for the twelve-month period then ended and the Company's reviewed, unaudited balance sheets as of December 31, 1996 and 1997 and the related reviewed, unaudited statements of income for the twelve-month periods then ended (collectively, the "Company Financials"). The Company Financials are true, complete and correct in all material respects and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject to normal year-end adjustments, which will not be material in amount or significance in the aggregate.


II.6    No Undisclosed Liabilities.  Except as set forth in
Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP consistently applied), which individually or in the aggregate, has not been reflected in the December 31 Balance Sheet.

II.7 No Changes. Except as set forth in Schedule 2.7, since the date of the December 31 Balance Sheet, there has not been, occurred or arisen any:

(a) transaction by the Company except in the ordinary course of business as conducted on that date;

(b) capital expenditure or commitment by the Company, either individually or in the aggregate, exceeding $20,000;

(c) destruction of, damage to or loss of any assets, business or customer of the Company (whether or not covered by insurance);

(d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action;

(e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

(f)     revaluation by the Company of any of its assets;

(g) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

(h) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement or the transactions contemplated hereby, other than normal course of business salary increases in connection with ongoing yearly reviews or promotions (none of which exceeds 10% of the previous year's salary);

(i) acquisition, sale or transfer of any asset of the Company, except in the ordinary course of business as conducted on that date;

(j) amendment or termination of any material contract, agreement or license to which the Company is a party or by which it is bound;

(k) loan by the Company to any person or entity (other than expense advances to employees, all of which are immaterial in any amount and are issued in the normal course of business), incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

(l) waiver or release of any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

(m) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

(n) notice of any claim of ownership by a third party of Company Intellectual Property Rights (as defined in Section 2.11 below) or of infringement by the Company of any third party's intellectual property rights;

(o) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities;

(p) change in pricing or royalties set or charged by the Company;

(q) any event or condition of any character that has or could be reasonably expected to materially impair the Company's business or the value of such business; or

(r) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (q) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

II.8    Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, a "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including liability for taxes of a predecessor entity.

(b)     Tax Returns and Audits.  Except as set forth in
Schedule 2.8:

        (i) The Company as of the Closing will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law in all material respects.

        (ii) The Company as of the Closing: (A) will have paid or accrued all Taxes it is required to pay or accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

        (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

        (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

        (v) The Company does not have any liabilities for unpaid federal, state, local and foreign Taxes which have not been adequately accrued or reserved against on the December 31 Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

        (vi) The Company has provided to Buyer or its legal counsel copies of all federal and state income and all state sales and use Tax Returns filed for all periods since the date of the Company's inception.

        (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes.

        (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

        (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code (the "Code").

        (x) As of the Closing, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

        (xi) The Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

        (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

        (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

        (xiv) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records in all material respects.

(c)     S Corporation Status.  The Company has been an
S Corporation within the meaning of Section 1361 of the Code since its inception.

II.9    Restrictions on Business Activities.  Except as set forth on
Schedule 2.9, there is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company.

II.10   Title of Properties; Absence of Liens and Encumbrances;
Condition of Equipment.

(a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently, or at any time in the past, leased by the Company, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not with respect to the Company and to the knowledge of the Company, any other party to such leases, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(vii)), except as reflected in the Company Financials or in
Schedule 2.10(b) and except for liens for taxes not yet due and payable.

(c)     Except as described in Schedule 2.10(c), the equipment
(the "Equipment") owned or leased by the Company is, taken as a whole,
(i) adequate for the conduct of the business of the Company as currently conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.




II.11   Intellectual Property.

(a) The Company owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in Paragraph (c) below) that are material to the business of the Company as currently conducted or as proposed to be conducted by the Company (collectively, the "Company Intellectual Property Rights" and each, a "Company Intellectual Property Right").

(b) Schedule 2.11 sets forth a complete list of all patents, trademarks, registered copyrights, registered maskworks, trade names and service marks, and any applications therefor in respect of any of the foregoing, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 2.11 also sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("End-User Licenses")) or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list.
 The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, (A) will not cause the Company to be in violation or default under any such license, sublicense or agreement, (B) entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement or (C) will not require the Company to repay any funds already received by it from a third party. The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used.

(c) Except as set forth in Schedule 2.11, no claims with respect to the Company Intellectual Property Rights have been asserted or are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trade mark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company, or
(iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered patents, trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement (other than exclusive distribution agreements identified as such in the Company Schedules) under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company has a policy requiring each employee and contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard forms and all current and former employees and contractors of the Company have executed such an agreement.

(d) "Commercial Software" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company pursuant to end-user licenses and which are used in the Company's business but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's products and related trademarks, technology and know-how.

II.12   Agreements, Contracts and Commitments.

(a)     Except as set forth on Schedule 2.12(a), the Company
does not have, is not a party to nor is it bound by:

        (i)     any collective bargaining agreements,

        (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations,

(iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

(iv)            any employment or consulting agreement,
contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization,

        (v) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

(vi)    any fidelity or surety bond or completion bond,

(vii) any lease of personal property having a value individually in excess of $10,000,

(viii)  any agreement of indemnification or
guaranty,

(ix) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

        (x) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $10,000,

(xi) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise,

(xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof,

(xiii)  any purchase order or contract for the
purchase of raw materials involving $10,000 or more other than purchases in the ordinary course of business,

(xiv)   any construction contracts,

(xv) any distribution, joint marketing or development agreement, or

(xvi) any other agreement, contract or commitment that involves $20,000 or more or is not cancelable without penalty within thirty (30) days.

(b) Except for such alleged breaches, violations and defaults, and events that would constitute a breach, violation or default with the lapse of time, giving of notice, or both, all as noted in
Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment to which it is a party or by which it is bound (any such agreement, contract or commitment, a "Contract"). Each Contract set forth in any of the Company Schedules is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto. The Company has obtained, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Contract as are required in connection with the Acquisition.

II.13   Interested Party Transactions.  Except as set forth on
Schedule 2.13, no officer and director of the Company nor Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has an interest), has any direct or indirect (i) interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, or
(ii) interest in any entity that purchases from or sells or furnishes to, the Company, any goods or services or (iii) beneficial interest in any contract or agreement set forth in Schedule 2.12; provided, that, ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this section 2.13.

II.14 Governmental Authorization. Schedule 2.14 accurately lists each material consent, license, permit, grant or other authorization issued to the Company by a governmental entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (hereinafter collectively referred to as "Company Authorizations"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business substantially as it is currently and has been conducted or hold any interest in its properties or assets.

II.15 Litigation. There is no action, suit, claim or proceeding of any nature pending or threatened against the Company, Shareholder or their respective properties or assets or any of the Company's officers or directors (with respect to the operations of the Company), nor, to the knowledge of the Company and Shareholder, is there any basis therefor. Except as set forth in Schedule 2.15, there is no investigation pending or threatened against the Company, Shareholder or their respective properties or assets or any of the Company's officers or directors (nor, to the best knowledge of the Company and Shareholder, is there any basis therefor) by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedy hereby requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

II.16   Accounts Receivable.

(a) The Company has made available to Buyer a list of all accounts receivable of the Company reflected on the December 31 Balance Sheet ("Accounts Receivable"), along with a range of days elapsed since invoice.

(b)     Except as set forth on Schedule 2.16(b), all Accounts
Receivable of the Company arose in the ordinary course of business, are carried at values determined in accordance with generally accepted accounting principles consistently applied and are collectible except to the extent of reserves therefor set forth in the December 31 Balance Sheet, except to the extent that the matters described in Schedule 2.5 may affect the collectability of accounts receivable from the parties described in such Schedule 2.5, to the extent described on Schedule 2.5.
 No person has any Lien on any of such Accounts Receivable and no request or agreement for material deduction or discount has been made with respect to any of such Accounts Receivable.

II.17 Minute Books. The minute books of the Company made available to counsel for Buyer are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors (or committees thereof) and shareholders or actions by written consent since the time of incorporation of the Company.

II.18   Environmental Matters.

(a)     Hazardous Material.  Except as set forth on Schedule
2.18(a) and as reasonably would not be expected to result in a material liability to the Company, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material"), but excluding office and janitorial supplies, are present, as a result of the deliberate actions of the Company, or, to the Company's knowledge (without duty of independent investigation), as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Except as reasonably would not be expected to result in a material liability of the Company, the Company has not transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, manufactured or stored any product containing a Hazardous Material (collectively "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

(d) Environmental Liabilities. No material action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or threatened concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Company is not aware of any fact or circumstance which could involve the Company in any material environmental litigation or impose upon the Company any material environmental liability.

(e)     Capital Expenditures.  Except as set forth on
Schedule 2.18, the Company is not aware of any capital expenditures which are required in order for it to comply with Environmental Laws.

II.19 Brokers' and Finders' Fees; Third Party Expenses. Other than the fees and expenses incurred in connection with the services rendered to the Company by Founders Capital Corporation, which fees and expenses shall be borne by the Shareholder, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby. Schedule 2.19 sets forth a reasonable estimate of all Third Party Expenses (as defined in Section 5.3) expected to be incurred by the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

II.20   Employee Benefit Plans.

(a) Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

        (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of
Section 414(b), (c) or (m) of the Code and the regulations thereunder;

        (ii)    "ERISA" shall mean the Employee Retirement Income
Security Act of 1974, as amended;

        (iii) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of
Section 3(3) of ERISA which is or has been maintained,

contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability contingent or otherwise;

        (iv) "Employee" shall mean any current, former, or retired employee, officer, or director of the Company or any Affiliate;

        (v) "Employee Agreement" shall refer to each management, employment, severance, consulting or similar agreement or contract between the Company or any Affiliate and any Employee;

        (vi)    "IRS" shall mean the Internal Revenue Service;

        (vii) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in
Section 3(37) of ERISA; and

        (viii)  "Pension Plan" shall refer to each Company
Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

(b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan and each Employee Agreement.
 The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

(c) Documents. The Company has provided to Buyer where applicable (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan and each Employee Agreement including all amendments thereto and written interpretations thereof;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the two most recent annual reports (Series 5500 and all schedules thereto), if any, required under ERISA in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the Department of Labor ("DOL") with respect to any Company Employee Plan; and (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company.

(d) Employee Plan Compliance. With respect to the Company's compliance under any Company Employee Plan, to the Company's knowledge,
(i) the Company has performed in all material respects all obligations required to be performed by it under each Company Employee Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in material compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (iv) except as described in
Schedule 2.20(d), each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to the Company, Buyer or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliate, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

(e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) Multiemployer Plans. At no time has the Company contributed to or been requested to contribute to any Multiemployer Plan.

(g)     No Post-Employment Obligations.  No Company Employee
Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

(h)     Effect of Transaction.

        (i)     The execution of this Agreement and the
consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

        (ii) No payment or benefit which will or may be made by the Company or Buyer or any of their respective affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(1) of the Code.

(i) Employment Matters. The Company (i) is in compliance in all material respects with all applicable federal and state laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees (other than amounts which may be required to be withheld as a result of an Employee's receipt of Acquisition Consideration); (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits for Employees.

(j) Labor. No work stoppage or labor strike against the Company is pending or threatened. The Company is not involved in or threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a material liability to the Company. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. The Company is not aware that any employee of the Company has any present intention of terminating such employee's employment with the Company.

II.21 Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, except as set forth on Schedule 2.21, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

II.22   Year 2000.

(a) All of the software products marketed or developed by the Company are Year 2000 Compliant (as hereinafter defined) and, to the knowledge of the Company, none of such products will be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. "Year 2000 Compliant" means, as applied to a software product, that: (A) such software product will operate and correctly store, represent and process (including sort) all dates (including single and multi-century formulae and leap year calculations), such that errors will not occur when the date used is in the Year 2000, or in a year preceding or following the Year 2000; (B) such software product has been written and tested to support numeric and date transitions from the 20th century to the twenty-first century, and back (including without limitation all calculations, reporting, printing, displays, reversals, disaster and vital records recoveries); and (C) such software product will function without error or interruptions from functions which may involve date information from more than one century, in each case.

(b) Except as set forth in Schedule 2.22 and except where the same could not reasonably be expected to materially impair the business of the Company or the value of such business, (A) all of the Company's internal computer systems comprised of software, hardware, databases or embedded control systems (microprocessor controlled, robotic or other device) related to the Company's business (collectively, a "Business System"), that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company, including its accounting systems, are Year 2000 Compliant and (B) to the Company's knowledge, the conduct of the Company's business with customers and suppliers will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century.

II.23 Compliance with Laws. The Company has materially complied with, is not in material violation of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation, domestic or foreign.

II.24 Complete Copies of Materials. The Company has delivered or made available true and complete copies of each document that has been requested by Buyer or its counsel.

II.25 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Company Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to Shareholder in connection with soliciting Shareholder's consent to this Agreement and the Acquisition, contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact, necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

        ARTICLE III

        REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company as follows:

III.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

III.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligations of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

III.3 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which Buyer has received any notice of assertion against Buyer which in any manner challenges or seeks to prevent, enjoin, alter or materially delay Buyer's purchase of the Company Capital Stock contemplated by this Agreement.

ARTICLE IV

        CONDUCT PRIOR TO THE CLOSING

IV.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to preserve intact the Company's present business organizations, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired the Company's goodwill and ongoing businesses at the Closing. The Company shall promptly notify Buyer of any event or occurrence or emergency not in the ordinary course of business of the Company, and any material event involving the Company. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.1, the Company shall not, without the prior written consent of Buyer:

(a) Enter into any commitment or transaction not in the ordinary course of business or any commitment or transaction of the type described in Section 2.7 hereof;

(b)     Transfer to any person or entity any Company
Intellectual Property Right (other than pursuant to end user licenses in the ordinary course of business);

(c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company;

(d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

(e)     Commence any litigation;

(f) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

(g)     Except for the issuance of shares of Company Capital
Stock upon exercise or conversion of presently outstanding Company Options and warrants issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(h) Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(i) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company;

(j) Sell, lease, license or otherwise dispose of any of its properties or assets;

(k) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

(l) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments made pursuant to standard written agreements outstanding on the date hereof or as described in Schedule 2.12(a);

(m) Adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

(n) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

(o) Pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or adequately reserved against in the Company Financials (or the notes thereto);

(p) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(q) Enter into any strategic alliance or joint marketing arrangement or agreement; or

(r) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

IV.2 No Solicitation. Until the Closing, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or Affiliates (including without limitation Founders Capital Corporation) to) directly or indirectly, take any of the following actions with any party other than Buyer and its designees:

(a) solicit, encourage, initiate or participate in any negotiations or discussions with respect to, any offer or proposal to acquire all or any portion of the Company's business and properties or capital stock whether by merger, private offering, consolidation, purchase of assets, tender offer or otherwise,

(b) disclose any information not customarily disclosed to customers and others in the ordinary course of business other than its attorneys or financial advisors concerning the Company's business and properties or afford to any person or entity access to its properties, books or records, or

(c) assist or cooperate with any person to make any proposal to purchase all or any part of the capital stock of the Company or assets, other than selling products of the Company in the ordinary course of business.

In the event the Company shall receive during the period specified in this Section 4.2 any offer or proposal, directly or indirectly, of the type referred to in clause (a) or (c) above, or any request for disclosure or access pursuant to clause (b) above, the Company shall immediately inform Buyer as to any such offer or proposal.

IV.3 No Encumbrance. Until the earlier of the Closing Date or the date of termination of this Agreement, the Company and Shareholder will not (nor will the Company or Shareholder permit any of the Company's or Shareholder's respective officers, directors, agents, representatives or Affiliates (including without limitation Founders Capital Corporation) to) directly or indirectly, take any action which could in any way and at any time impair Shareholder's good and valid title to all Company Capital Stock or could cause or lead to the creation of any lien, claim, charge, restriction, pledge, security interest, option, right of any nature or other legal or equitable encumbrance with regard to any share or shares of the Company Capital Stock.


        ARTICLE V

        ADDITIONAL AGREEMENTS

V.1 Access to Information. The Company shall afford Buyer and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to (a) all of the Company's properties, books, contracts, commitments and records, and
(b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law or by contract, which contracts are listed in Schedule 5.1) of the Company as Buyer may reasonably request. The Company agrees to provide to Buyer and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

V.2 Confidentiality. Each of the parties hereto hereby agrees to keep such information or knowledge obtained in any investigation pursuant to Section 5.1, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, confidential ("Confidential Information"); provided, however, that the foregoing shall not apply to information or knowledge which (a) a party can demonstrate was already lawfully in its possession prior to the disclosure thereof by the other party, (b) is generally known to the public and did not become so known through any violation of law,
(c) became known to the public through no fault of such party, (d) is later lawfully acquired by such party from other sources, (e) is required to be disclosed by order of court or government agency with subpoena powers, (f) is disclosed in the course of any litigation between any of the parties hereto or (g) is developed independently by either party without reference to, or specific knowledge of, the other parties' Confidential Information.

V.3 Expenses. Whether or not the Acquisition is consummated, all fees and expenses incurred in connection with the Acquisition including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses.

V.4 Public Disclosure. Unless otherwise required by law, prior to the Closing, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Buyer and the Company prior to release, provided, that, such approval shall not be unreasonably withheld, subject, in the case of Buyer, to Buyer's obligation to comply with applicable securities laws.

V.5 Consents. The Company shall use its best efforts to obtain the consents, waivers and approvals under any of the Contracts as may be required in connection with the Acquisition (all of such consents and approvals are set forth in Schedule 2.4) so as to preserve all rights of, and benefits to, the Company thereunder.

V.6     Tax Matters.

(a) S Status. The Company shall maintain its tax status as an S Corporation up to the Closing Date and Shareholder shall not revoke or otherwise terminate the election of the Company to be treated as an S Corporation.

(b) Tax Returns. Shareholder shall be responsible for timely filing all federal and state income tax returns of the Company for taxable periods ending on or prior to the Closing Date and shall have paid or will pay all income taxes attributable to the income of the Company for such periods. Such returns will be prepared and filed in accordance with applicable law and in a manner consistent with past practices and shall be subject to review and approval by Buyer, except as disclosed on Schedule 5.6(b). After the Closing Date, Buyer and the Company, on the one hand, and Shareholder, on the other hand, will make available to the other, as reasonably requested, all information, records or documents relating to the liability for Taxes of the Company for all periods ending on or prior to the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

(c) Election Under Section 338(h)(10). Shareholder shall join with Buyer in making a joint election on Form 8023 for the Company under Section 338(h)(10) of the Code, under Treasury Regulation
Section 1.338(h)(10)-1(d) and under any applicable similar provisions of state law with respect to the purchase of the Shares ("Section 338 Election"). Buyer shall timely prepare IRS Form 8023 (and any required attachments) and any similar state and local tax forms (and any required attachments) required to make the Section 338 Election and Shareholder agrees to execute such forms.

V.7 Best Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, that, Buyer shall not be required to agree to any divestiture by Buyer or the Company or any of Buyer's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Buyer or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

V.8 Notification of Certain Matters. The Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Buyer, respectively, contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of the Company or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to the party receiving such notice.

V.9 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.


        ARTICLE VI

        CONDITIONS TO THE ACQUISITION

VI.1    Conditions to Obligations of Each Party to Effect the
Acquisition. The respective obligations of each party to this Agreement to effect the Acquisition shall be subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Corporate Approvals. This Agreement and the Acquisition shall have been approved and adopted by the requisite vote of Shareholder.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal.

(c)     Consulting and Non-Competition Agreement.  Buyer and
Shareholder shall have entered into a Consulting and Non-Competition Agreement, substantially in the form attached hereto as Exhibit A (the "Consulting Agreement") pursuant to which, among other things, Buyer shall have agreed to pay to Shareholder (in addition to the Purchase Price otherwise payable to Shareholder pursuant to this Agreement) an annualized salary of $50,000 in exchange for consulting services set forth therein.
 The Consulting Agreement shall have a one-year term.

(d)     Employee Retention Bonuses.  Promptly following the
Closing, Buyer agrees to establish a retention bonus program under which the employees listed on Exhibit B hereto (each, an "Employee" and collectively, the "Employees") shall be entitled to receive retention bonuses in the aggregate amount of $100,000 (the "Retention Bonus"). The Retention Bonus shall be payable to each such Employee in the respective amount specified on Exhibit B hereto on the first anniversary of the Closing Date, provided, that, such Employee continues to be an employee or consultant of Buyer on such anniversary date. In the event that an Employee is no longer an employee or consultant of Buyer on such anniversary due to (x) a voluntary termination of such Employee or (y) an involuntary termination of such Employee for Cause (as defined in an Employment and Noncompetition Agreement of even date herewith by and between Employee and Buyer (the "Employment Agreement")), then such Employee's portion of the Retention Bonus indicated on Exhibit B hereto and otherwise payable to such Employee on such date shall be forfeited by such Employee and reallocated to Buyer. In the event that an Employee is no longer an employee or consultant of Buyer on such anniversary due to
(x) an involuntary termination by such Employee for any reason other than for Cause, (y) if such Employee becomes Totally Disabled (as defined in the Employment Agreement) or (z) upon such Employee's death, then such Employee (or such Employee's estate, as applicable) shall be entitled to receive such Employee's portion of the Retention Bonus within ten (10) days following the first anniversary of the Closing Date.

(e) Employment Agreements. Each person listed on Exhibit C shall have executed and delivered to Buyer an Employment Agreement, substantially in the form attached hereto as Exhibit D (the "Employment Agreements") and all of the Employment Agreements shall be in full force and effect.

VI.2 Additional Conditions to Obligations of Company. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Buyer in this Agreement shall be true and correct on and as of the Closing as though such representations and warranties were made on and as of such time and Buyer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(b) Certificate of Buyer. Company shall have been provided with a certificate executed on behalf of Buyer by one of its executive officers to the effect that, as of the Closing:

        (i) all representations and warranties made by Buyer in this Agreement are true and correct in all material respects; and

        (ii) all covenants, obligations and conditions of this Agreement to be performed by Buyer on or before such date have been so performed.

VI.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing as though such representations and warranties were made on and as of such time and the Company shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

(b) Certificate of Company. Buyer shall have been provided with a certificate executed on behalf of the Company by its President to the effect that, as of the Closing:

        (i) all representations and warranties made by the Company in this Agreement are true and correct in all material respects; and


        (ii) all covenants, obligations and conditions of this Agreement to be performed by the Company on or before such date have been so performed.

(c)     Claims.  There shall not have occurred any claims
(whether or not asserted in litigation) which may materially and adversely affect the consummation of the transactions contemplated hereby or the business assets (including intangible assets), financial condition or results of operations of the Company.

(d) Third Party Consents. Any and all consents, waivers, and approvals listed pursuant to Schedule 2.4 shall have been obtained.

(e) Legal Opinion. Buyer shall have received a legal opinion from Olson & Hoggan, P.C., legal counsel to the Company, substantially in the form of Exhibit E hereto.

(f) No Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging Buyer's proposed acquisition of the Company, or limiting or restricting Buyer's conduct or operation of the business of the Company (or its own business) following the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending.

(g) No Material Adverse Changes. There shall not have occurred any material adverse change in the business, assets (including intangible assets), results of operations, liabilities (contingent or accrued), prospects or financial condition of the Company.

(h) Litigation. There shall be no action, suit, claim or proceeding of any nature pending, or threatened, against Buyer or the Company, their respective properties or any of their officers or directors, arising out of, or in any way connected with, the Acquisition or the other transactions contemplated by the terms of this Agreement.

(i)     Property Information and Invention Assignment Agreement.
 Each employee of and consultant to the Company shall have entered into a Proprietary Information and Invention Assignment Agreement with Buyer in substantially the form attached hereto as Exhibit F.

(j) Zions Note Release. Shareholder shall have satisfied in full all payment obligations (including all principal and interest payments) arising under, relating to or otherwise in connection with that certain Promissory Note dated September 9, 1998 in the aggregate principal amount of $252,000, together with interest accruing thereon at a rate of LIBOR plus 3.10% per annum, payable by the Company to Zions First National Bank (the "Zions Note"), and such satisfaction shall be evidenced by a receipt, a release and such other documentation reasonably requested by Buyer or Buyer's counsel. In connection with such satisfaction, the Company shall be fully relieved of any and all such payment obligations under the Zions Note.

(k) Transfer of Lundahl Name. Ezra C. Lundahl, Inc. shall have (x) licensed to the Company all rights to use the "Lundahl" trade name, together with any and all trade names, trademarks, service marks and the like which incorporate the "Lundahl" name that it owns (collectively, the "Lundahl Name") and (y) transferred all right, title and interest in certain specified intellectual property, pursuant to an instrument of transfer executed by the President of Ezra C. Lundahl, Inc., in form and substance satisfactory to Buyer. Such license of the Lundahl Name shall be on a nonexclusive basis, provided, however, that Ezra C. Lundahl, Inc. shall agree that it will not license to any third party any right to use, own or otherwise exploit the "Lundahl Name" if such third party is engaged, either directly or indirectly, in the sale, marketing, manufacture, development, design, engineering or production of any products, goods or equipment which directly or indirectly compete with the products or services of the Company, or the business of the Company as conducted or currently proposed to be conducted (including without limitation the manufacture, sale or distribution of ultrasonic sensors, sensor technology and sensor instrumentation). Upon the Closing, Buyer shall possess such rights to use the Lundahl Name previously granted to the Company.

(l) Termination of ECL Consulting Agreement. The Company and Ezra C. Lundahl, Inc. shall have terminated that certain Consulting Agreement dated June 30, 1995 by and between such parties (the "ECL Consulting Agreement").

(m) ECL Note Release. Ezra C. Lundahl, Inc. shall have released the Company from any and all payment obligations or liability arising under, relating to or otherwise in connection with the ECL Note pursuant to an instrument reasonably satisfactory to Buyer and Buyer's counsel.










        ARTICLE VII

        SURVIVAL; INDEMNIFICATION; ESCROW

VII.1   Survival; Limitations on Indemnification.

(a) The representations and warranties and covenants and agreements of the parties contained herein will survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing), subject to the time limitations set forth in Section 7.1(b) below. Notwithstanding the first sentence of this Section 7.1, and without limiting the generality thereof, any representation or warranty, covenant or agreement in respect of which indemnity may be sought under any section of this Agreement will survive the time at which it would otherwise terminate pursuant to this Agreement, if notice of the breach of the representation or warranty, covenant or agreement giving rise to such indemnity shall have been given to the party against whom such indemnity may be sought, prior to such time.

(b) If the Closing occurs, Shareholder will have no liability (for indemnification or otherwise) pursuant to this Article VII with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those contained in Sections 2.2, 2.8, 2.18 and 5.6, unless on or before the date that is twelve (12) months after the date of Closing, Buyer notifies Shareholder of a claim specifying the factual basis of that claim in reasonable detail to the extent then known to Buyer (in accordance with Section 7.2). Any claim made by Buyer with respect to Sections 2.2, 2.8,
2.18 or 5.6, or relating to the matters set forth on Exhibit G hereto, may be made at any time, subject to applicable statutes of limitations.

(c) The maximum liability of Shareholder (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date pursuant to this Article VII, other than those in Sections 2.2, 2.8, 2.18 and 5.6, shall be $450,000 (which amount shall be inclusive of any amounts disbursed to Buyer from the Escrow Fund (defined below)). There shall be no maximum liability with respect to matters related to Sections 2.2, 2.8, 2.18 and 5.6, or matters set forth on Exhibit G hereto. Notwithstanding anything in this Article VII to the contrary, nothing herein shall limit any remedy that Buyer or Shareholder may have for fraud or wilful misconduct.


VII.2   Indemnification Procedures.

(a)     Subject to Section 7.1(c), Shareholder will indemnify
Buyer against and agree to hold harmless from any and all damage, loss, liability, claim, obligation of any nature whatsoever and expense (including without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses) ("Loss") incurred by Buyer, its officers, directors, or affiliates arising out of any breach of any representation or warranty, covenant or other agreement of Shareholder or the Company contained or incorporated by reference herein. In addition, and subject to Section 7.1(c), notwithstanding any disclosures made pursuant to this Agreement or any other disclosures made by Shareholder or the Company to Buyer, Shareholder will also indemnify Buyer, its officers, directors, and affiliates against and agree to hold harmless from any Loss relating to or resulting from any liabilities, obligations or commitments of, and all claims against the Company arising from or based upon any condition, event or action existing on or occurring prior to the Closing Date (including without limitation any payment obligations otherwise incurred or to be incurred by the Company set forth on Exhibit G attached hereto), except for (i) liabilities set forth on the face of the Closing Balance Sheet (as adjusted, if at all, pursuant to the provisions of Section 1.4(d) hereof) to the extent of the amount recorded for such liabilities on the face of such balance sheet, and (ii) payment or performance obligations (other than those set forth on Exhibit G hereto) arising out of contracts and agreements to which the Company is a party and which are disclosed pursuant to Sections 2.11 or 2.12 of this Agreement or are not required to be disclosed pursuant to the terms of Sections 2.11 or 2.12 hereof.

(b      If seeking indemnification pursuant to Section 7.2,
Buyer, its officers, directors, or affiliates, as the case may be (the "indemnified party"), will give prompt notice to Shareholder (the "indemnifying party") of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought hereunder. The indemnified party will have the right in its sole discretion to control the defense of and settle any such claim; provided, however, that except with the consent of the indemnifying party, no settlement of any such claim will alone be determinative of the amount of any indemnity hereunder. In the event that the indemnifying party has consented to any such settlement, the indemnifying party will have no power or authority to object under any provision of this Article VII to the amount of any indemnification claim by Buyer with respect to such
settlement.   The indemnifying party will be entitled, at its expense, to participate in such
defense. No investigation by the indemnified party at or prior to the Closing will relieve the indemnifying party of any liability hereunder.

(c      If any third party shall notify the indemnified party
with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the indemnifying party under this
Article VII, the indemnified party shall promptly notify the indemnifying party thereof in writing; provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is substantially prejudiced.

(d      The indemnified party may defend against, and consent to
the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner such indemnified party reasonably may deem appropriate (and such indemnified party need not consult with, or obtain any consent from, any indemnifying party in connection therewith), and the indemnifying party will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VII. Notwithstanding the foregoing sentence, counsel for the indemnifying party shall be permitted to monitor the indemnified party's defense of a Third Party Claim for the purpose of advising the indemnifying party of the status and progress of the defense.
 Any such activity shall be at the sole expense of the indemnifying party.

(e      Without limiting the generality of the foregoing, except
with respect to any tax jurisdiction that does not recognize
S corporations as pass-through entities and to the extent any tax jurisdiction does not accord S corporation tax treatment to nonresident shareholders, Shareholder hereby agrees to indemnify and hold Buyer harmless from, against and in respect of any U.S. federal or state income Tax liability (including interest and penalties), if any, resulting from the Company failing to qualify as an S corporation under
Section 1361(a)(1) of the Code (or state counterpart) for every taxable year on or before the Closing Date as to which the Company (or, as applicable, Buyer) filed or files Tax Returns claiming status as an S corporation.

VII.3   Escrow Arrangements.

(a      Escrow Fund.  At the Closing, Shareholder will be deemed
to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount (together with any interest earned thereon during the term of the escrow set forth in this Section 7.3, the "Escrow Fund") without any act of Shareholder. As soon as practicable after the Closing Date, the Escrow Amount, without any act of Shareholder, will be deposited with Hickman Land Title Company of Logan, Utah (the "Escrow Agent"). The Escrow Fund will be governed by the terms set forth herein. The Escrow Fund will be available to effect any Adjustment to the Purchase Price made pursuant to Section 1.4 and to serve as partial security for Shareholder's indemnification obligations under Section 7.2(a) hereof.

(b      Escrow Period; Distribution upon Termination of Escrow
Period. Subject to the following requirements, the Escrow Fund will be in existence immediately following the Closing Date and will terminate at 5:00 p.m., Utah time, on the earlier of the date twelve (12) months from the Closing Date or the date the full amount of the Escrow Fund has been disbursed pursuant to Section 7.3(d) below (the "Escrow Period"); provided, that, the Escrow Period will not terminate with respect to such amount (or some portion thereof) if in a reasonable judgement of Buyer, subject to the objection of Shareholder and the subsequent arbitration of the matter in the manner provided in Section 7.3(f) hereof, such amount (or some portion thereof) together with the aggregate amount remaining in the Escrow Fund is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate delivered to the Escrow Agent prior to termination of such Escrow Period with respect to facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent will deliver to Shareholder the remaining portion of the Escrow Fund not required to satisfy such claims.

(c      Protection of Escrow Fund.  The Escrow Agent will hold
and safeguard the Escrow Fund during the Escrow Period, will treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer or Shareholder and will hold and dispose of the Escrow Fund only in accordance with the terms hereof. The Escrow Fund will be invested subject to the discretion of the Escrow Agent in demand and time deposits in banks or savings institutions, short term certificates of deposits or Treasury bills, or money market account instruments.

(d      Claims Upon Escrow Fund. Upon receipt by the Escrow
Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Buyer (an "Officer's Certificate"):
(A) stating that Buyer has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent will, subject to the provisions of
Section 7.2(f) hereof, deliver to Buyer (x) out of the Escrow Fund or
(y) in the event that the Escrow Fund is or becomes exhausted, by wire transfer (within three business days) of immediately available funds to an account of Buyer at a bank specified by Buyer, as promptly as practicable, an amount equal to such Losses.

(e      Objections to Claims.  At the time of delivery of any
Officer's Certificate to the Escrow Agent, a duplicate copy of such certificate will be delivered to Shareholder and for a period of thirty
(30) days after such delivery, the Escrow Agent will make no delivery to Buyer of any Escrow Funds pursuant to Section 7.2(d) hereof unless the Escrow Agent shall have received written authorization from Shareholder to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent will make delivery from the Escrow Fund in accordance with Section 7.2(d) hereof, provided, that, no such payment or delivery may be made if Shareholder shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty
(30) day period.

(f      Resolution of Conflicts; Arbitration.

        (i0     In case Shareholder shall so object in writing to
any claim or claims made in any Officer's Certificate, Buyer and Shareholder will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If Buyer and Shareholder should so agree, a memorandum setting forth such agreement will be prepared and signed by both parties and will be furnished to the Escrow Agent. The Escrow Agent will be entitled to rely on any such memorandum and distribute funds from the Escrow Fund in accordance with the terms thereof.

        (ii0    If no such agreement can be reached after good
faith negotiation, either Buyer or Shareholder may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration will not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter will be settled by arbitration conducted by three arbitrators. Buyer and Shareholder will each select one arbitrator, and the two arbitrators so selected will select designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators will rule upon motions to compel or limit discovery and will have the authority to impose sanctions, including attorneys fees and costs, to the extent of a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate will be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 7.2(e) hereof, the Escrow Agent will be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision will be written and will be supported by written findings of fact and conclusions which will set forth the award, judgment, decree or order awarded by the arbitrators.

        (iii0    Judgment upon any award rendered by the
arbitrators may be entered in any court having jurisdiction. Any such arbitration will be held in Salt Lake City, Utah, under the rules then in effect of the American Arbitration Association. For purposes of this
Section 7.2(f), in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Buyer will be deemed to be the "Non-Prevailing Party" in the event that the arbitrators award Buyer less than the sum of seventy-five percent (75%) of the disputed amount plus any amounts not in dispute; otherwise, Shareholder will be deemed to be the "Non-Prevailing Party." The Non-Prevailing Party to an arbitration will pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

(g      Escrow Agent's Duties.

        (i0     The Escrow Agent will be obligated only for the
performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and an officer of the Company, and may rely and will be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent will not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith.

        (ii0    The Escrow Agent is hereby expressly authorized to
disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent will not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

        (iii0   The Escrow Agent will not be liable in any respect
on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

        (iv0    The Escrow Agent will not be liable for the
expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

        (v0     In performing any duties under the Agreement, the
Escrow Agent will not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent will not incur any such liability for
(A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.
 In addition, the Escrow Agent may consult with legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

        (vi0    If any controversy arises between the parties to
this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it.
 The Escrow Agent may hold all documents and the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damage.
Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all cost, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

        (vii0   The parties and their respective successors and
assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of his/her duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter.

        (viii0 The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation will become effective until the appointment of a successor escrow agent which will be accomplished as follows: Buyer and Shareholder will use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If Buyer and Shareholder fail to agree upon a successor escrow agent within such time, the Escrow Agent will have the right to appoint a successor escrow agent authorized to do business in the State of Utah. The successor escrow agent will execute and deliver an instrument accepting such appointment and it will, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent will be discharged from any further duties and liability under this Agreement.

(h      Fees.  Half of all fees of the Escrow Agent for
performance of its duties hereunder will be paid by Shareholder and half of all such fees will be paid by Buyer. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent will be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent will be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or litigation. Each of Buyer and Shareholder promises to pay one half of these sums upon demand.


        ARTICLE VIII

        TERMINATION, AMENDMENT AND WAIVER

VIII.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a      by mutual consent of the Company and Buyer;

(b      by Buyer or the Company if:  (i) the Closing has not
occurred by April 15, 1999 (it being understood that the parties hereto shall use commercially reasonable best efforts to effect the Closing on or before April 1, 1999); (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Acquisition; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental entity that would make consummation of the Acquisition illegal;




(c      by Buyer if there shall be any action taken, or any
statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any Governmental Entity, which would: (i) prohibit Buyer's or the Company's ownership or operation of all or a portion of the business of the Company or (ii) compel Buyer or the Company to dispose of or hold separate all or a portion of the business or assets of the Company or Buyer as a result of the Acquisition;

(d      by Buyer if it is not in material breach of its
obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within five (5) business days after written notice to the Company (provided, that, no cure period shall be required for a breach which by its nature cannot be cured);

(e      by the Company if it is not in material breach of its
obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within five (5) business days after written notice to Buyer (provided, that, no cure period shall be required for a breach which by its nature cannot be cured).

Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

VIII.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or the Company, or their respective officers, directors or shareholders, provided, that, each party shall remain liable for any breaches of this Agreement prior to its termination; and provided, further, that the provisions of Sections 4.2, 5.2, 5.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

VIII.3 Amendment. Except as is otherwise required by applicable law after Shareholder approves this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

VIII.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.



        ARTICLE IX

        GENERAL PROVISIONS

IX.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a      if to Buyer, to:

Scientific Technologies Incorporation
6550 Dumbarton Circle
Fremont, CA  94555

with a copy at the same address to the attention of Mr. Joe Lazzara with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304-1050
Attention: Caine T. Moss, Esq.

(b      if to the Company, to:

Lundahl Instruments, Inc.
429 S. Main
Logan, Utah  84321

with a copy to:

Olson & Hoggan, P.C.
88 West Center
Logan, Utah 84321
Attention:  Miles Jensen, Esq.

(c)     if to Shareholder, to:

Mark Lundahl
3230 North 1200 East
North Logan, Utah 84341

IX.2    Interpretation.  The words "include," "includes" and
"including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IX.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

IX.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) are not intended to confer upon any other person (including, without limitation, those persons listed on Exhibits B, C and D hereof) any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Buyer may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

IX.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.
 The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

IX.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

IX.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

IX.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

IN WITNESS WHEREOF, Buyer and the Company have caused this Stock
Acquisition Agreement to be signed by their duly authorized respective officers, all as of the date first written above.


Buyer:          Company:

Scientific Technologies Incorporated            Lundahl Instruments, Inc.

By:      /s/Joseph J. Lazzara           By:    /s/Mark Lundahl
Name     Joseph J. Lazzara                     MarkLundahl
Title       President and CEO           Title    President

Shareholder:

/s/Mark Lundahl
Mark Lundahl


Escrow Agent:
(with respect to Article VII)

Hickman Land Title Company of Logan, Utah

By: /s/Marilyn J. Adams

Name:  Marilyn J. Adams_____________

Title    President




        ***STOCK ACQUISITION AGREEMENT***

Exhibit G

Schedule of Indemnifiable Losses



1. Any and all payment obligations of the Company arising under, relating to or otherwise in connection with the Zions Note, the ECL Note and/or the Bank Debt.

2. Any and all payment obligations of the Company under, relating to or otherwise in connection with that certain Consulting Agreement dated June 30, 1998 by and between the Company and Ezra C. Lundahl, Inc., including without limitation any transfer fees set forth in Section 2.02 thereof.

3. Any and all payment obligations of the Company under, relating to or otherwise in connection with any key man life insurance policy payable on the life of Shareholder.

4. Verbal or written payment agreements, obligations or arrangements between Shareholder and any employee of the Company.